Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Kaydon Corporation Enters Into New Credit Facility and Completes Special Dividend

Ann Arbor, Michigan – March 26, 2012

Kaydon Corporation today announced that it has entered into a new $400 million credit agreement (the “Credit Agreement”) for a senior credit facility with JP Morgan Chase Bank, N.A. as Administrative Agent, and a syndicate of lenders.

The Credit Agreement provides for a $150 million senior term loan facility which the Company has borrowed to fund a portion of its $10.50 per share special dividend to shareholders payable March 26, 2012.  The balance of the $337 million total dividend payable was funded by the Company’s existing cash balances.  The term loan facility will bear interest at a floating rate based on LIBOR plus an applicable margin, initially 1.375 percent.

In addition, the Credit Agreement also provides for a $250 million senior revolving credit facility, the proceeds of which may be used by the Company for working capital and general corporate purposes, including for permitted acquisitions and to pay dividends or for repurchases of the Company’s capital stock.  The Credit Agreement matures on March 26, 2017.  Effective with completion of this Credit Agreement, the Company has terminated its previous $250 million senior revolving credit facility.

About Kaydon

Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of alternative-energy, industrial, military, aerospace, medical and electronic equipment, and aftermarket customers.

Contact:	Peter C. DeChants
Senior Vice President
(734) 680-2009